Exhibit 99.1

Investor Contact	Media Contact
Geoffrey Helliwell	Thomas Anderson
Treasurer	Vice President
(978) 715—1041	Corporate Communications
(800) 225—3384	(978) 715-1043
Geoffrey_Helliwell@Millipore.com	(800) 225-3384
Thomas_Anderson@Millipore.com

Millipore Reports Second Quarter Earnings of $0.46 per Share

On 12 Percent Revenue Growth

Billerica, Massachusetts, July 16, 2003 – Millipore Corporation (NYSE/MIL) announced today that its second quarter sales were $196 million, up 12 percent from the same period last year. Sales growth in local currencies was 3 percent. Second quarter earnings from continuing operations were $0.46 per share.

Fran Lunger, Millipore’s Chairman, CEO and President said: “We achieved our earnings guidance for the second quarter while generating $35 million in cash from operations. In terms of revenue growth, biotechnology, about 34 percent of overall revenues, grew less than 1 percent in local currencies during the second quarter. This is primarily a timing issue related to the scheduling of manufacturing campaigns and plant build-outs by our customers. Based on industry trends and current customer plans we expect strong second half 2003 growth in biotechnology. Our long-term success in biotechnology depends, ultimately, on the success of our customers in new drug approvals and commercialization of those drugs. We are very optimistic given the current outlook for the approval and market acceptance of new biotherapeutics.”

Lunger noted: “Life sciences, comprising 14 percent of our business, grew 2 percent in local currencies. The decline in genomics product sales and a slowdown in sales of life science lab water systems affected life science growth rates. Our “other bioscience” business, 52 percent of overall revenues, grew at 5 percent in local currencies, driven primarily by laboratory and process consumable sales to pharmaceutical customers.”

Millipore’s second quarter revenue growth by geography from continuing operations was as follows ($’s in millions):

Revenues by Geographic Area	Q2, 2003	Q2, 2002	% Growth	% Growth Local Currency
Americas	$84	$80	6%	5%
Europe	76	64	19%	(1%)
Asia/Pacific	36	32	11%	5%

Total	$196	$176	12%	3%

Use of Non-GAAP Financial Measures

All references to “local currencies” represent the foreign currency balances translated, in all periods presented, at Millipore’s predetermined budgeted exchange rates for 2003, thus excluding the impact of fluctuations in the actual foreign currency rates. The Company’s management uses this presentation for internal evaluation of the financial performance of the Company because it believes that the local currency results provide a clearer presentation of underlying business trends.

Quarterly Earnings Call

Millipore will have a Live Webcast Quarterly Earnings call today, July 16, 2003 at 5:30 p.m., Eastern Daylight Time. Please visit the Millipore web site at www.millipore.com for details about this event. The replay of the webcast, as well as a transcript of the conference call, will be available online the day after the event.

About Millipore

Millipore is a multinational, bioscience company that provides technologies, tools and services for the discovery, development and production of new therapeutic drugs. It serves the life science research, biotechnology and pharmaceutical industries. For more information about Millipore visit www.millipore.com.

Millipore Forward Looking Statement Disclaimer

The matters discussed herein, as well as in future oral and written statements by management of Millipore Corporation that are forward-looking statements, are based on current management expectations that involve substantial risks and uncertainties which could cause actual results to differ materially from the results expressed in, or implied by, these forward-looking statements. Potential risks and uncertainties that could affect Millipore’s future operating results include, without limitation, foreign exchange rates; regulatory delay in the approval of new therapeutics and their ultimate commercial success; further consolidation of drug manufacturers; competitive factors such as new membrane technology; lack of availability of raw materials or component products on a timely basis; inventory risks due to shifts in market demand; change in product mix; conditions in the economy in general and in the bioscience markets in particular; potential environmental liabilities; the inability to utilize technology in current or planned products due to overriding rights by third parties; difficulties inherent in research and development activities; and the risk factors listed from time to time in Millipore’s filings with the SEC.

Millipore Corporation

Consolidated Statements of Income

(In thousands, except per share data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002
Net sales	$196,367	$176,124	$383,819	$342,756
Cost of sales	88,535	74,819	170,860	144,050

Gross profit	107,832	101,305	212,959	198,706

Selling, general and administrative expenses	61,814	54,278	121,839	108,844
Research and development expenses	14,069	13,531	27,878	25,918
Restructuring and other charges	(604)	500	(604)	500

Operating income	32,553	32,996	63,846	63,444

Interest income	379	282	763	522
Interest expense	(4,189)	(4,610)	(8,337)	(10,093)

Income before income taxes	28,743	28,668	56,272	53,873
Provision for income taxes	6,467	6,307	12,661	11,852

Income from continuing operations	22,276	22,361	43,611	42,021

Income on disposal of discontinued operations, net of taxes	—	—	—	2,900

Net income	$22,276	$22,361	$43,611	$44,921

Diluted income per share:
Continuing operations	$0.46	$0.46	$0.90	$0.87
Discontinued operations	—	—	—	0.06

Net income	$0.46	$0.46	$0.90	$0.93

Diluted weighted average shares outstanding	48,834	48,476	48,676	48,477

Geoffrey E. Helliwell

Treasurer

(800) 225-3384 or (978) 715-1041

Millipore Corporation

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	June 30, 2003	December 31, 2002
Assets

Cash and cash equivalents	$120,874	$101,242
Accounts receivable, net	174,573	160,462
Inventories	127,626	111,332
Deferred income taxes	11,694	11,694
Other current assets	7,144	5,481

Total current assets	441,911	390,211

Property, plant and equipment, net	280,737	262,604
Deferred income taxes	87,824	87,824
Intangible assets, net	26,793	28,064
Goodwill	9,646	9,646
Other assets	6,833	7,881

Total assets	$853,744	$786,230

Liabilities and shareholders’ equity

Notes payable	$2,256	$1,500
Accounts payable	56,675	57,596
Accrued expenses	62,486	58,431
Accrued retirement plan contributions	6,320	8,438
Accrued income taxes payable	10,012	8,464

Total current liabilities	137,749	134,429

Long-term debt	327,000	334,000
Other liabilities	32,540	30,297
Shareholders’ equity	356,455	287,504

Total liabilities and shareholders’ equity	$853,744	$786,230

Geoffrey E. Helliwell

Treasurer

(800) 225-3384 or (978) 715-1041